Exhibit 99.1

LINN ENERGY ANNOUNCES SECOND QUARTER 2010 RESULTS

HOUSTON, July 29, 2010 – LINN Energy, LLC (NASDAQ: LINE) announced today operating and financial results for the three months and six months ended June 30, 2010, and its outlook for the remainder of 2010.

The Company reported the following operational and financial achievements during the second quarter:

•	The Black 50-1H, a Granite Wash horizontal well tested at an initial production rate of 60 MMcfe/d;

•	Average daily production of 256 MMcfe/d, compared to mid-point guidance of 240 MMcfe/d;

•	Lease operating expenses of $1.65 per Mcfe, compared to mid-point guidance of $1.92 per Mcfe;

•	Adjusted EBITDA of $175 million, compared to mid-point guidance of $164 million;

•	Adjusted net income of $0.36 per unit, compared to mid-point guidance of $0.31 per unit; and

•	Distribution coverage ratio of 1.20x, compared to mid-point guidance of 1.06x.

The Company also reported the following significant highlights:

•	Closed an acquisition of properties in northern Michigan for a contract price of $330 million;

•	Closed a bolt-on acquisition in the Permian Basin for a contract price of $305 million;

•	Announced an additional bolt-on acquisition in the Permian Basin for a contract price of $90 million;

•	Announced an acquisition in the East Texas Oil Field for a contract price of $95 million; and

•	Pro forma borrowing capacity, including available cash, of more than $900 million at quarter end.

“Year to date, we have closed and/or announced approximately $1 billion in acquisitions,” said Mark E. Ellis, President and Chief Executive Officer.  “We believe these acquisitions, along with continued exceptional results from the Granite Wash drilling program, create the strong potential for future growth in distributions.”

Operational Highlights

Granite Wash

The Company has continued to drill horizontal wells in the Granite Wash in less time than anticipated and below estimated costs, and plans to accelerate its Granite Wash program by increasing its operated rig count to three prior to year end.  The Company’s first operated Granite Wash horizontal well, the McMahon 22-2H, came on line in May with an initial production rate of 19 MMcfe/d.  The Black 50-1H well was brought on line in July with an initial production rate of 60 MMcfe/d (27 MMcf/d of natural gas, 3,190 Bbls/d of condensate, and should yield approximately 3,530 Bbls/d of natural gas liquids).  The Company currently has three operated horizontal wells that are expected to be producing by the end of the third quarter.  The Stein 1-3H well was recently drilled and is awaiting completion operations.  The Thomas 5-8H well is currently drilling, with an expected completion in August.  The Cooprider 1-34H well, located in the Oklahoma portion of the Granite Wash play, was recently spud, with expected completion in late September.  The Company’s 2010 Granite Wash drilling program includes participation in 12 operated wells and 10 non-operated horizontal wells.

GRANITE WASH OPERATED WELLS:	State	Date of First Production	Working Interest	Gross IP Equivalent (MMcfe/d)*	Status
McMahan 22-2H	Texas	05/19/2010	57%	19.0	Producing
Black 50-1H	Texas	07/12/2010	63%	60.2	Producing
Stein 1-3H	Texas	Estimated Q3	~60%	---	Awaiting Completion
Thomas 5-8H	Texas	Estimated Q3	~60%	---	Drilling
Cooprider 1-34H	Oklahoma	Estimated Q3	~95%	---	Drilling
NON-OPERATED WELLS:
Tom Puryear 5-28H	Texas	03/10/2010	~40%	18.5	Producing
Young 30-3H	Texas	03/12/2010	9%	31.0	Producing
Elm Creek 7-6H	Texas	Estimated Q3	50%	---	Completing
Flowers JR 42-9H	Texas	Estimated Q3	50%	---	Drilling
McGuire 1-6H	Oklahoma	Estimated Q3	~10%	---	Awaiting Completion
* 24-hour initial test rate

Permian Basin

LINN Energy operates approximately 800 wells and produces more than 5,100 barrels of oil equivalent per day in the Permian Basin.  The Company currently has two active rigs in the Permian Basin Wolfberry trend, where it expects to increase to three active rigs and drill or participate in 50 wells during the second half of the year.  LINN has identified 165 Wolfberry drilling locations, which equates to a three-year inventory at current spacing.  Results in this area to date have exceeded expectations from our acquisition model, and the Company will continue to target this area for additional acquisition opportunities.

Supplemental information on the Company’s operations can be found under Presentations at www.linnenergy.com.

Acquisitions Update

LINN Energy continues to pursue its growth through acquisitions strategy.  Year to date, the Company has announced and/or closed acquisitions totaling approximately $1 billion, with:

•	Proved reserves of approximately 90 MMboe;

•	Approximately 40 percent oil and NGL; and

•	Acquisition cost of $10.93 per barrel equivalent.

During the second quarter, the Company entered a new operating area by closing a previously announced acquisition of natural gas properties located in the Antrim Shale of northern Michigan.  The acquisition also provides the Company with rights to more than 26,000 net acres in northern Michigan that are prospective in the emerging Utica/Collingwood Shale play, which the Company believes will add future growth potential.  Industry development of this shale formation is in the early stages, and LINN is currently evaluating options for its acreage within this area.

LINN Energy has continued to expand its Permian Basin position since first entering the area in August 2009.  The Company has closed and/or announced seven Permian Basin acquisitions for an aggregate contract price of approximately $600 million in less than a year, closing two of the acquisitions totaling $310 million during the second quarter.  On July 1, 2010, the Company announced another acquisition of properties in the Permian Basin for a contract price of $90 million, subject to closing conditions.  This acquisition includes approximately 50 proved low-risk infill drilling and optimization opportunities and is expected to add proved reserves of approximately 7 MMBoe (approximately 78 percent oil), with a reserve life of approximately 19 years.  The Company expects this acquisition to close on or before August 16, 2010.

On July 19, 2010, the Company announced an acquisition of oil and natural gas properties in the East Texas Oil Field for a contract price of $95 million, subject to closing conditions.  In addition to approximately 95 proved low-risk workover opportunities, this acquisition is expected to add proved reserves of more than 8 MMBoe (100 percent proved developed), with a 5 percent decline rate and a reserve life of approximately 25 years.  The Company anticipates that this acquisition will close on or before October 1, 2010.

Pro Forma Reserve Overview

As of December 31, 2009, pro forma for recent and pending acquisitions, the Company estimates:

•	Proved reserves of more than 2.2 Tcfe;

•	72 percent classified as proved developed;

•	51 percent oil and NGL;

•	22-year reserve-life index; and

•	More than 5,000 future drilling locations.

Second Quarter 2010 Results

Production for the second quarter 2010 averaged 256 MMcfe/d, compared to mid-point guidance of 240 MMcfe/d. Production was positively impacted by better than expected operating results in all operating areas.

In the second quarter 2010, the Company’s hedged realized average price per Bbl was $96.03.  This equates to a $23.82 per Bbl benefit from its hedge positions over its unhedged realized average price of $72.21 per Bbl.  The hedged realized average price for natural gas was $8.58 per Mcf for the second quarter 2010.  This equates to a $4.54 per Mcf benefit from its hedge positions over its unhedged realized average price of $4.04 per Mcf.  Realized average price for NGL production was $36.32 per Bbl for the second quarter 2010.

Lease operating expenses for the second quarter 2010 were approximately $38 million, or $1.65 per Mcfe, compared to $31 million, or $1.63 per Mcfe, in the first quarter 2010.  Taxes, other than income taxes, which consist primarily of severance and ad valorem taxes, during the second quarter 2010 were $10.4 million, or $0.45 per Mcfe, compared to $10.2 million, or $0.53 per Mcfe, during the first quarter 2010.

For the second quarter 2010, the Company’s distribution coverage ratio was 1.20x.  The Company generated adjusted EBITDA (a non-GAAP financial measure) of $175 million during the second quarter 2010, compared to $152 million for the first quarter 2010.  Adjusted EBITDA is a measure used by Company management to evaluate cash flow and the Company’s ability to sustain or increase distributions.  A reconciliation of adjusted EBITDA to income from continuing operations is provided in this release (see Schedule 1).  The most significant reconciling items are interest expense and noncash items, including the change in fair value of derivatives, and depreciation, depletion and amortization.

The Company utilizes commodity hedging to capture cash-flow margin and reduce cash-flow volatility.  The Company reported gains on derivatives from oil and natural gas hedges of approximately $124 million for the quarter.  This includes $41 million of noncash gains from a change in fair value of hedge positions, due to the decrease in commodity prices, and realized hedge revenues of $83 million during the second quarter.  Noncash gains or losses do not affect adjusted EBITDA, cash flow from operations or the Company’s ability to pay cash distributions.

For the second quarter 2010, the Company reported income from continuing operations of $60 million, or $0.41 per unit, which includes noncash gains of $41 million, or $0.27 per unit, from the change in fair value of hedges covering future production and noncash gains of $41 million, or $0.28 per unit, on interest rate hedges and realized losses of $74 million, or $0.50 per unit, on canceled derivatives.  Excluding these items, adjusted net income for the second quarter 2010 was $53 million, or $0.36 per unit (see Schedule 2).

Adjusted net income from continuing operations is a non-GAAP financial measure, and a reconciliation of adjusted net income to income from continuing operations is provided in this release (see Schedule 2).  Adjusted net income is presented as a measure of the Company’s operational performance from oil and natural gas properties, prior to unrealized (gains) losses on derivatives, realized (gains) losses on canceled derivatives, impairment of goodwill and long-lived assets and (gains) losses on the sale of assets, net, because these items affect the comparability of operating results from period to period.

Unit Repurchase

During the second quarter, the Company repurchased approximately 487,000 units at an average cost of $23.79 per unit (total cost of approximately $11.6 million).  To date, the Company has repurchased units totaling approximately $26 million.

Cash Distribution

On July 27, the Company’s Board of Directors announced a quarterly cash distribution for the second fiscal quarter of 2010 of $0.63 per unit, or $2.52 per unit on an annualized basis.  The distribution will be paid on August 13, 2010, to unitholders of record as of the close of business on August 6, 2010.

Conference Call and Webcast

As previously announced, management will host a teleconference call on July 29, 2010, at 10 a.m. Central /11 a.m. Eastern to discuss LINN Energy’s second quarter 2010 results and its outlook for the remainder of 2010.  Prepared remarks by Mark E. Ellis, President and Chief Executive Officer, and Kolja Rockov, Executive Vice President and Chief Financial Officer, will be followed by a question and answer period.

Investors and analysts are invited to participate in the call by phone at (877) 224-9081 (Conference ID: 88205057) or via the internet at www.linnenergy.com.  A replay of the call will be available on the Company’s website or by phone at (800) 642-1687 (Conference ID: 88205057) for a seven-day period following the call.

Non-GAAP Measures

Adjusted EBITDA is a non-GAAP financial measure that is reconciled to its most comparable GAAP financial measure under the heading “Explanation and Reconciliation of Adjusted EBITDA” in this press release (see Schedule 1).

Adjusted net income is a non-GAAP financial measure that is reconciled to its most comparable GAAP financial measure under the heading “Explanation and Reconciliation of Adjusted Net Income” in this press release (see Schedule 2).

Estimates of proved reserves of pending acquisitions included in this press release were calculated as of the effective dates of the acquisitions using forward strip oil and natural gas prices.  These estimates of proved reserves differ from those prepared in accordance with the rules and regulations of the Securities and Exchange Commission.

ABOUT LINN ENERGY

LINN Energy’s mission is to acquire, develop and maximize cash flow from a growing portfolio of long-life oil and natural gas assets.  LINN Energy is an independent oil and natural gas development company, with more than 2.2 Tcfe of proved reserves in producing U.S. basins as of year-end 2009 (pro forma for acquisitions announced and closed in 2010).  More information about LINN Energy is available at www.linnenergy.com.

CONTACTS:	LINN ENERGY, LLC

Investors:
Clay Jeansonne, Vice President – Investor Relations
281-840-4193

Media:
Paula Beasley, Manager, Public Affairs & Communications
281-840-4183

This press release includes “forward-looking statements.”  All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements.  These statements include but are not limited to forward-looking statements about acquisitions and the expectations of plans, strategies, objectives and anticipated financial and operating results of the Company, including the Company’s drilling program, production, hedging activities, capital expenditure levels and other guidance included in this press release.  These statements are based on certain assumptions made by the Company based on management’s experience and perception of historical trends, current conditions, anticipated future developments and other factors believed to be appropriate.  Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company, which may cause actual results to differ materially from those implied or expressed by the forward-looking statements.  These include risks relating to the Company’s financial performance and results, availability of sufficient cash flow to pay distributions and execute its business plan, prices and demand for oil, natural gas and natural gas liquids, the ability to replace reserves and efficiently develop current reserves and other important factors that could cause actual results to differ materially from those projected as described in the Company’s reports filed with the Securities and Exchange Commission.  See “Risk Factors” in the Company’s Annual Report filed on Form 10-K and other public filings and press releases.

Any forward-looking statement speaks only as of the date on which such statement is made and the Company undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise.

The financial summary follows; all amounts within are unaudited.

Schedule 1
LINN Energy, LLC
Explanation and Reconciliation of Adjusted EBITDA

Adjusted EBITDA

Adjusted EBITDA (a non-GAAP financial measure), as defined by the Company, may not be comparable to similarly titled measures used by other companies.  Therefore, adjusted EBITDA should be considered in conjunction with income from continuing operations and other performance measures prepared in accordance with GAAP, such as operating income or cash flow from operating activities.  Adjusted EBITDA should not be considered in isolation or as a substitute for GAAP measures, such as net income, operating income or any other GAAP measure of liquidity or financial performance.

The Company defines adjusted EBITDA as income (loss) from continuing operations plus the following adjustments:

•	Net operating cash flow from acquisitions and divestitures, effective date through closing date;
•	Interest expense;
•	Depreciation, depletion and amortization;
•	Impairment of goodwill and long-lived assets;
•	Write-off of deferred financing fees and other;
•	(Gains) losses on sale of assets and other, net;
•	Unrealized (gains) losses on commodity derivatives;
•	Unrealized (gains) losses on interest rate derivatives;
•	Realized (gains) losses on interest rate derivatives;
•	Realized (gains) losses on canceled derivatives;
•	Unit-based compensation expenses;
•	Exploration costs; and
•	Income tax (benefit) expense.

Adjusted EBITDA is a measure used by Company management to indicate (prior to the establishment of any reserves by its Board of Directors) the cash distributions the Company expects to make to its unitholders.  Adjusted EBITDA is also a quantitative measure used throughout the investment community with respect to publicly-traded partnerships and limited liability companies.

Schedule 1 – Continued
LINN Energy, LLC
Explanation and Reconciliation of Adjusted EBITDA

The following presents a reconciliation of income (loss) from continuing operations to adjusted EBITDA:

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009
	(in thousands)

Income (loss) from continuing operations	$59,786	$(268,701)	$125,096	$(147,414)
Plus:
Net operating cash flow from acquisitions and divestitures, effective date through closing date	13,126	—	18,517	—
Interest expense, cash	17,941	8,402	39,693	29,012
Interest expense, noncash	28,028	14,860	33,929	8,659
Depreciation, depletion and amortization	57,941	50,390	107,132	102,494
Write-off of deferred financing fees and other	2,076	204	2,076	204
(Gains) losses on sale of assets and other, net	256	60	670	(25,651)
Unrealized (gains) losses on commodity derivatives	(40,631)	343,919	(74,131)	306,673
Unrealized gains on interest rate derivatives	(41,030)	(22,535)	(25,889)	(21,078)
Realized losses on interest rate derivatives	—	10,557	8,021	20,671
Realized (gains) losses on canceled derivatives	74,275	60	74,275	(4,197)
Unit-based compensation expenses	3,265	3,651	7,400	7,954
Exploration costs	155	2,199	4,016	3,764
Income tax (benefit) expense	(215)	185	5,677	321
Adjusted EBITDA from continuing operations	$174,973	$143,251	$326,482	$281,412

Net cash used in operating activities for the three months ended June 30, 2010, was approximately $(4.5) million and includes cash interest payments of approximately $17.8 million, premiums paid for commodity derivatives of approximately $76.0 million, realized losses on canceled derivatives of approximately $74.3 million and other items totaling approximately $11.4 million that are not included in adjusted EBITDA.  Net cash provided by operating activities for the three months ended June 30, 2009, was approximately $163.3 million and includes cash interest payments of approximately $8.4 million, cash settlements on interest rate derivatives of approximately $10.7 million, cash received to settle certain post-closing matters related to the Woodford Shale sale of approximately $(13.9) million and other items totaling approximately $(25.2) million that are not included in adjusted EBITDA.  Net cash provided by operating activities for the six months ended June 30, 2010, was approximately $75.2 million and includes cash interest payments of approximately $39.5 million, cash settlements on interest rate derivatives of approximately $11.1 million, premiums paid for commodity derivatives of approximately $91.0 million, realized losses on canceled derivatives of approximately $74.3 million and other items totaling approximately $35.4 million that are not included in adjusted EBITDA.  Net cash provided by operating activities for the six months ended June 30, 2009, was approximately $258.3 million and includes cash interest payments of approximately $29.0 million, cash settlements on interest rate derivatives of approximately $19.8 million, realized gains on canceled derivatives of approximately $(4.2) million and other items totaling approximately $(21.5) million that are not included in adjusted EBITDA.

Schedule 2
LINN Energy, LLC
Explanation and Reconciliation of Adjusted Net Income

Adjusted Net Income

Adjusted net income (a non-GAAP financial measure), as defined by the Company, may not be comparable to similarly titled measures used by other companies.  Therefore, adjusted net income should be considered in conjunction with net income from continuing operations and other performance measures prepared in accordance with GAAP.  Adjusted net income should not be considered in isolation or as a substitute for GAAP measures, such as net income or any other GAAP measure of liquidity or financial performance.  Adjusted net income is a performance measure used by management to evaluate the Company’s operational performance from oil and natural gas properties, prior to unrealized (gains) losses on derivatives, realized (gains) losses on canceled derivatives, impairment of goodwill and long-lived assets and (gains) losses on sale of assets, net.

The following presents a reconciliation of income (loss) from continuing operations to adjusted net income:

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009
	(in thousands, except per unit amounts)

Income (loss) from continuing operations	$59,786	$(268,701)	$125,096	$(147,414)
Plus:
Unrealized (gains) losses on commodity derivatives	(40,631)	343,919	(74,131)	306,673
Unrealized gains on interest rate derivatives	(41,030)	(22,535)	(25,889)	(21,078)
Realized (gains) losses on canceled derivatives	74,275	60	74,275	(4,197)
(Gains) losses on sale of assets, net	233	60	647	(25,651)
Adjusted net income from continuing operations	$52,633	$52,803	$99,998	$108,333

Income (loss) from continuing operations per unit – basic	$0.41	$(2.31)	$0.90	$(1.28)
Plus, per unit:
Unrealized (gains) losses on commodity derivatives	(0.27)	2.95	(0.52)	2.66
Unrealized gains on interest rate derivatives	(0.28)	(0.19)	(0.19)	(0.18)
Realized (gains) losses on canceled derivatives	0.50	—	0.53	(0.04)
(Gains) losses on sale of assets, net	—	—	—	(0.22)
Adjusted net income from continuing operations per unit – basic	$0.36	$0.45	$0.72	$0.94

Schedule 3
LINN Energy, LLC
Consolidated Statements of Operations

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009
	(in thousands, except per unit amounts)
Revenues and other:
Oil, natural gas and natural gas liquid sales	$153,195	$91,906	$302,581	$171,770
Gains (losses) on oil and natural gas derivatives	123,791	(232,775)	219,794	(71,460)
Natural gas marketing revenues	1,223	1,183	2,617	1,699
Other revenues	195	641	448	1,607
	278,404	(139,045)	525,440	103,616
Expenses:
Lease operating expenses	38,367	33,137	69,589	66,869
Transportation expenses	5,256	2,516	9,876	5,483
Natural gas marketing expenses	772	880	1,741	1,220
General and administrative expenses	23,306	20,291	47,794	43,592
Exploration costs	155	2,199	4,016	3,764
Bad debt expenses	(208)	—	(19)	—
Depreciation, depletion and amortization	57,941	50,390	107,132	102,494
Taxes, other than income taxes	10,391	7,882	20,591	15,449
Gains on sale of assets and other, net	(52)	(5)	(374)	(26,716)
	135,928	117,290	260,346	212,155
Other income and (expenses):
Interest expense, net of amounts capitalized	(45,969)	(23,262)	(73,622)	(37,671)
Gains (losses) on interest rate swaps	(33,245)	11,918	(56,407)	347
Other, net	(3,691)	(837)	(4,292)	(1,230)
	(82,905)	(12,181)	(134,321)	(38,554)
Income (loss) from continuing operations before income taxes	59,571	(268,516)	130,773	(147,093)
Income tax benefit (expense)	215	(185)	(5,677)	(321)
Income (loss) from continuing operations	59,786	(268,701)	125,096	(147,414)

Discontinued operations:
Gains (losses) on sale of assets, net of taxes	—	330	—	(718)
Loss from discontinued operations, net of taxes	—	(101)	—	(939)
	—	229	—	(1,657)
Net income (loss)	$59,786	$(268,472)	$125,096	$(149,071)

Income (loss) per unit – continuing operations:
Basic	$0.41	$(2.31)	$0.90	$(1.28)
Diluted	$0.40	$(2.31)	$0.90	$(1.28)
Income (loss) per unit – discontinued operations:
Basic	$—	$0.01	$—	$(0.02)
Diluted	$—	$0.01	$—	$(0.02)
Net income (loss) per unit:
Basic	$0.41	$(2.30)	$0.90	$(1.30)
Diluted	$0.40	$(2.30)	$0.90	$(1.30)
Weighted average units outstanding:
Basic	146,124	116,497	137,874	114,993
Diluted	146,462	116,497	138,234	114,993

Distributions declared per unit	$0.63	$0.63	$1.26	$1.26

Schedule 4
LINN Energy, LLC
Operating Statistics – Continuing Operations

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009

Average daily production:
Natural gas (MMcf/d)	140	131	125	132
Oil (MBbls/d)	11.6	8.7	10.7	8.8
NGL (MBbls/d)	7.7	5.9	7.6	5.5
Total (MMcfe/d)	256	219	235	218

Weighted average prices (hedged): (1)
Natural gas (Mcf)	$8.58	$8.17	$8.86	$8.06
Oil (Bbl)	$96.03	$113.68	$98.93	$115.93
NGL (Bbl)	$36.32	$28.49	$40.81	$26.09

Weighted average prices (unhedged): (2)
Natural gas (Mcf)	$4.04	$2.88	$4.61	$3.21
Oil (Bbl)	$72.21	$53.10	$73.37	$43.45
NGL (Bbl)	$36.32	$28.49	$40.81	$26.09

Average NYMEX prices:
Natural gas (MMBtu)	$4.09	$3.51	$4.70	$4.21
Oil (Bbl)	$78.03	$59.62	$78.37	$51.35

Costs per Mcfe of production:
Lease operating expenses	$1.65	$1.67	$1.64	$1.70
Transportation expenses	$0.23	$0.13	$0.23	$0.14
General and administrative expenses (3)	$1.00	$1.02	$1.12	$1.11
Depreciation, depletion and amortization	$2.49	$2.53	$2.52	$2.60
Taxes, other than income taxes	$0.45	$0.40	$0.48	$0.39

(1)
Includes the effect of realized gains on derivatives of $83.2 million and $111.1 million for the three months ended June 30, 2010, and June 30, 2009, respectively.  Includes the effect of realized gains on derivatives of $145.7 million and $231.0 million (excluding $4.3 million in realized gains on canceled contracts) for the six months ended June 30, 2010, and June 30, 2009, respectively.  The Company utilizes oil puts to hedge revenues associated with its NGL production; therefore, all realized gains (losses) on oil derivative contracts are included in weighted average oil prices, rather than weighted average NGL prices.

(2)	Does not include the effect of realized gains (losses) on derivatives.

(3)
General and administrative expenses for the three months ended June 30, 2010, and June 30, 2009, include approximately $3.2 million and $3.6 million, respectively, of noncash unit-based compensation expenses.  Excluding these amounts, general and administrative expenses for the three months ended June 30, 2010, and June 30, 2009, were $0.86 per Mcfe and $0.84 per Mcfe, respectively.  General and administrative expenses for the six months ended June 30, 2010, and June 30, 2009, include approximately $7.2 million and $7.8 million, respectively, of noncash unit-based compensation expenses.  Excluding these amounts, general and administrative expenses for the six months ended June 30, 2010, and June 30, 2009, were $0.95 per Mcfe and $0.91 per Mcfe, respectively.

Schedule 5
LINN Energy, LLC
Selected Balance Sheet Data

	June 30, 2010	December 31, 2009
	(in thousands)
Assets:
Total current assets	$693,656	$409,460
Oil and natural gas properties, net	4,350,782	3,613,382
Other property and equipment, net	100,956	95,284
Other noncurrent assets, net	328,780	222,130
Total assets	$5,474,174	$4,340,256

Liabilities and unitholders’ capital:
Total current liabilities	$226,891	$209,305
Credit facility	600,000	1,100,000
Senior notes, net	1,758,169	488,831
Other noncurrent liabilities	75,655	90,116
Total liabilities	2,660,715	1,888,252
Unitholders’ capital	2,813,459	2,452,004
Total liabilities and unitholders’ capital	$5,474,174	$4,340,256

Schedule 6
LINN Energy, LLC
Selected Cash Flow Data

	Six Months Ended June 30,
	2010	2009
	(in thousands)

Net cash provided by operating activities (1)	$75,183	$258,274
Net cash used in investing activities	(841,085)	(103,410)
Net cash provided by (used in) financing activities	953,412	(156,432)
Net increase (decrease) in cash and cash equivalents	187,510	(1,568)

Cash and cash equivalents:
Beginning	22,231	28,668
Ending	$209,741	$27,100

(1)	The six months ended June 30, 2010, includes premiums paid for commodity derivatives of approximately $91.0 million.

Schedule 7
LINN Energy, LLC
Guidance Table

	Q3 2010E			FY 2010E

Net production and other revenues:
Natural gas (MMcf/d)	143	-	153	135	-	143
Oil (Bbls/d)	13,700	-	14,700	12,600	-	13,300
NGL (Bbls/d)	7,500	-	8,100	7,500	-	7,900
Total (MMcfe/d)	270	-	290	255	-	270

Other revenues, net (in thousands) (1)	$300	-	$600	$1,500	-	$2,500

Costs (in thousands):
Lease operating expenses	$42,500	-	$46,500	$157,000	-	$167,000
Transportation expenses	5,000	-	7,000	20,500	-	24,500
Taxes, other than income taxes	12,500	-	14,500	47,000	-	51,000
Total	$60,000	-	$68,000	$224,500	-	$242,500

General and administrative expenses – non-GAAP (2)	$20,000	-	$22,000	$80,500	-	$84,500

Depreciation, depletion and amortization	$65,000	-	$71,000	$240,000	-	$260,000

Costs per Mcfe (mid-point):
Lease operating expenses	$1.73		$1.69
Transportation expenses	0.23		0.23
Taxes, other than income taxes	0.52		0.51
Total	$2.48		$2.43

General and administrative expenses – non-GAAP (2)	$0.82		$0.86

Depreciation, depletion and amortization	$2.64		$2.61

Targets (mid-point) (in thousands):
Adjusted EBITDA (3)	$177,500		$689,000
Interest expense (4)	(46,000)		(167,500)
Maintenance capital expenditures	(25,000)		(88,250)
Distributable cash flow	$106,500		$433,250

Distributable cash flow per unit (5)	$0.72		$3.02
Distribution per unit (5) (6)	$0.63		$2.52
Distribution coverage ratio (5) (6)	1.15	x	1.20	x

Adjusted net income per unit (5) (7) (8)	$0.34		$1.44

Weighted average NYMEX differentials:
Natural gas (MMBtu)	$(0.30)	-	$(0.10)	$(0.30)	-	$(0.10)
Oil (Bbl)	$(5.50)	-	$(3.50)	$(5.50)	-	$(3.50)
NGL realization on crude oil price	45%	-	50%	48%	-	52%

Unhedged commodity price assumptions:	July	August	September	Remainder
Natural gas (MMBtu)	$4.73	$4.75	$4.70	$4.90
Oil (Bbl)	$76.00	$77.00	$77.00	$78.00

Note:  Financial and operational estimates assume closing of pending acquisitions.

(1)	Includes other revenues and margin on natural gas marketing activities.

(2)	Excludes unit-based compensation, which represents a noncash charge based on equity-related compensation.

Schedule 7 – Continued
LINN Energy, LLC
Guidance Table

(3)	Includes effects of the Company’s hedge positions, cash flow adjustments from acquisition and divestiture activities and other expenses.

(4)
Includes cash payments for interest, accrued interest on the Company’s senior notes and the effects of interest rate swaps.  Excludes noncash amortization of deferred financing fees of approximately $3.8 million in Q3 2010 ($16.1 million for 2010).  Amortization of deferred financing fees is included in interest expense on the statements of operations.

(5)	Assumes 147.4 million and 143.3 million units outstanding in Q3 2010 and 2010, respectively.

(6)	Based on current quarterly distribution of $0.63 per unit, or $2.52 per unit on an annualized basis.

(7)
Excludes unrealized (gains) losses on commodity and interest rate derivatives, realized (gains) losses on canceled derivatives and (gain) loss on sale of assets and includes unit-based compensation and exploration costs.

(8)	Includes noncash amortization of deferred financing fees of approximately $3.8 million in Q3 2010 ($16.1 million for 2010).